Exhibit g(b)

                        ADMINISTRATIVE SERVICES AGREEMENT

         AGREEMENT dated as of ____, 1995 between Southwest Small Cap Equity Fund, Inc. (the "Fund"), a Delaware corporation, and McKenna & Company I, L.P. ("McKenna"), a limited partnership.

         WHEREAS, the Fund has been organized to operate as a diversified, closed-end management investment company registered under the Investment Company Act of 1940; and

         WHEREAS, the Fund wishes to avail itself of the information, advice, assistance and facilities of McKenna to perform on behalf of the Fund the services as hereinafter described; and

         WHEREAS, McKenna wishes to provide such services to the Fund under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Fund and McKenna agree as follows:

         1. EMPLOYMENT. The Fund, being duly authorized, hereby employs McKenna to perform those services described in this Agreement. McKenna shall perform the obligations thereof upon the terms and conditions hereinafter set forth.

         2. FUND ADMINISTRATION. Subject to the direction and control of the Fund, McKenna shall supervise the Fund's business affairs not otherwise supervised by other agents of the Fund. To the extent not otherwise the primary responsibility of, or provided by, other agents of the Fund, McKenna shall (1) prepare all reports required to be filed by the Fund with the Securities and Exchange Commission ("SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR; (2) provide to the Fund's independent accountants such information as is necessary for such accountants to prepare and file the Fund's federal, state and local tax returns, and review such returns after they are prepared; (3) respond to certain inquiries from the Fund's stockholders in connection with proxies, rights offerings and other such events; (4) assist in the preparation and dissemination to stockholders of the Fund proxy and rights offering materials and oversee the tabulation of proxies by the Fund's transfer agent, (5) negotiate contractual arrangements with the Fund's agents, including custodians, transfer agents, dividend paying agents, independent accountants and printing companies, monitor the performance of such agents pursuant to such arrangements, and make such reports and recommendations to the Board of Directors concerning the provision of such services as the Fund reasonably requests or McKenna deems appropriate; (6)
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assist in preparing financial information relating to the Fund for the Fund's periodic reports to stockholders, prospectuses, proxy materials and earnings releases; (7) assist in monitoring compliance of the Fund's operations with the Investment Company Act of 1940 and with its investment policies and limitations;
(8) assist in the calculation of the Fund's net asset value in accordance with the Fund's registration statement under the Investment Company Act of 1940 and the Securities Act of 1933 and make the Fund's net asset value available for public dissemination; (9) assist in establishing the accounting policies of the Fund; (10) assist the Fund in determining the amount of dividends or other distributions available to be paid by the Fund to its stockholders; (11) arrange for the printing (at the Fund's expense) of financial reports, prospectuses, proxy materials and dividend notices to stockholders; (12) provide the Fund's transfer agent, dividend paying agent and custodian with such information as is required for such parties to effect the payment of dividends and other distributions and implementing the Fund's Dividend Reinvestment Plan; and (13) assist in the preparation and dissemination of press releases regarding such dividends and other distributions. Although this Agreement does not specify the level of assistance to be provided by McKenna, it does obligate McKenna to render such services when, as and to the extent that the Fund deems appropriate in order for the Fund to obtain the benefits of the Agreement. McKenna shall provide personnel to serve as officers of the Fund if so elected by the Board of Directors; provided, however, that the Fund shall reimburse McKenna for the expenses incurred by such personnel in attending Board of Directors' meetings and shareholders' meetings of the Fund.

         Notwithstanding the foregoing, McKenna may utilize the services of one or more sub-administrators of its choice subject to the approval of the Board of Directors of the Fund. The cost of employing each such sub-administrator will be paid by McKenna and not by the Fund.

         3. RECORD KEEPING AND OTHER INFORMATION. McKenna or its agent shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by
Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Where applicable, such records shall be maintained by McKenna or its agent for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940.

         4. AUDIT, INSPECTION AND VISITATION. McKenna shall make available to the Fund during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection

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by the Fund or any regulatory agency having authority over the Fund.

         5. COMPENSATION. For the performance of McKenna's obligations under this Agreement, the Fund shall pay McKenna, on the first business day following the end of each month, a fee equal to one twelfth (1/12) of the annual rate of
 .50% of the Fund's average weekly net assets during such month. McKenna shall not be required to reimburse the Fund or the Fund's investment adviser for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Fund.

         6. INDEMNIFICATION OF MCKENNA. McKenna may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Investment Company Act of 1940 and the rules thereunder, neither McKenna nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Fund in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of McKenna under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of McKenna under this Agreement.

         Any person, even though also a director, officer, employee, shareholder or agent of McKenna, or any of its affiliates, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely as an officer, director, employee or agent of the Fund and not as a director, officer, employee, shareholder or agent of or one under the control or direction of McKenna or any of its affiliates, even though paid by one of those entities.

         Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless McKenna, its directors, officers, employees, shareholders, agents, control persons and affiliates, from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which McKenna may sustain or incur or which may be asserted against McKenna by any person, by reason of, or as a result of:
(i) any action taken or omitted to be taken by McKenna in good faith in reliance upon any certificate, instrument, order or stock certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written

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instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (ii) any action taken or omitted to be taken by McKenna in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of McKenna or its directors, officers, employees, shareholders or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, THE PARTIES HERETO SHALL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE STRICT LIABILITY OR NEGLIGENCE OF THE PARTY INDEMNIFIED. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         7. SERVICES FOR OTHERS. Nothing in this Agreement shall prevent McKenna or any affiliated person of McKenna from providing services for any other person, firm or corporation, including other investment companies; provided, however, that McKenna expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

         8. COMPLIANCE WITH THE INVESTMENT COMPANY ACT OF 1940. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require McKenna to perform any services for the Fund which services could cause McKenna to be deemed an "investment adviser" of the Fund within the meaning of
Section 2(a)(20) of the Investment Company Act of 1940 or to supersede or contravene the Prospectus or Statement of Additional Information of the Fund or any provisions of the Investment Company Act of 1940 and the rules thereunder.

         9. RENEWAL AND TERMINATION. This Agreement shall become effective on the date first above written and shall remain in force for a period of two (2) years from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Directors who are not interested persons of the Fund or McKenna, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Directors or of a majority of the Fund's outstanding voting securities. This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment. Upon the termination of this Agreement, the Fund shall pay McKenna such compensation as may be payable for the period prior to the effective date of such

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termination.

         10. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
                                           SOUTHWEST SMALL CAP EQUITY FUND, INC.
                                           By: ________________________________
                                           Its: President

                                           McKENNA & COMPANY I, L.P.
                                           By: ________________________________
                                           Its: General Partner

0264914.01
119520/2129

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